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NEWS ANNOUNCEMENT

FOR IMMEDIATE RELEASE

CONTACT:
Richard F. Johnson                           Joseph N. Jaffoni
Chief Financial Officer and Treasurer        Jaffoni & Collins Incorporated
787/791-2222                                 212/505-3015, e-mail: jciir@aol.com

               WHG RESORTS & CASINOS TO TRADE WHEN ISSUED TOMORROW

Chicago, Illinois, April 16, 1997 - WMS Industries Inc. (NYSE:WMS) announced today that the registration statement on Form 10 with respect to the shares of WHG Resorts & Casinos Inc. (NYSE:WHG) to be distributed to the shareholders of WMS in the previously announced spin-off of WMS' Puerto Rico hotel and casino business was declared effective on Wednesday, April 16, 1997.

WMS previously announced that March 31, 1997 was set as the record date for the spin-off which will be effected as a tax free stock dividend consisting of all the shares of common stock of WHG Resorts & Casinos Inc. WMS shareholders of record on March 31, 1997 will receive on or about April 21, 1997 one share of WHG Resorts & Casinos Inc. common stock for each four shares of WMS common stock owned as of the record date.

WMS shares will trade with due bill through the close of business on April 21, 1997 and will trade ex-dividend commencing April 22, 1997. Shares of WHG will trade on the New York Stock Exchange on a when issued basis commencing April 17, 1997 through the close of business on April 21, 1997 and will trade regular way commencing April 22, 1997.

WMS Industries Inc. is engaged in the design, manufacture and sale of coin-operated and home video games, pinball and novelty games and video lottery terminals and gaming devices.

WHG Resorts & Casinos Inc., at the time of the distribution, will own interests in the Condado Plaza Hotel & Casino, El San Juan Hotel & Casino, the El Conquistador Resort & Country Club, all located in Puerto Rico, and Williams Hospitality Group Inc., the management company for the three hotels and casinos.

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